Exhibit 5.1

[Debevoise & Plimpton Letterhead]

August 5, 2003

BWAY Corporation

BWAY Manufacturing, Inc.

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

Registration Statement on Form S-4 of

BWAY Corporation and BWAY Manufacturing, Inc.

(Registration No. 333-104388)

Ladies and Gentlemen:

We have acted as special counsel to BWAY Corporation, a Delaware corporation (the “Company”) and BWAY Manufacturing, Inc., a Delaware corporation (the “Guarantor”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (as amended to the date hereof, the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed exchange by the Company of $200,000,000 aggregate principal amount of the Company’s 10% Senior Subordinated Notes Due 2010 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 10% Senior Subordinated Notes Due 2010 (the “Existing Notes”). The New Notes are to be issued pursuant to the Indenture, dated as of November 27, 2002, between the Company (as successor to BWAY Finance Corp., a Delaware corporation) and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of February 7, 2003, among the Company, BWAY Finance Corp., the Guarantor and the Trustee (the “Indenture”). The obligations of the Company pursuant to the New Notes are to be guaranteed by the Guarantor pursuant to and as set forth in the Indenture (the “Guarantee”).

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company, the Guarantor and others. With your permission, for purposes of the opinion expressed herein, we have assumed (i) that the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Trustee had and has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, (iii) that the Indenture is valid, binding and enforceable with respect to the Trustee and (iv) that the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

Upon the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (2) the Guarantee of the Guarantor will be valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms as set forth in the Indenture.

The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/    DEBEVOISE & PLIMPTON

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